Exhibit 3.1
ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
THE ST. JOE COMPANY
Pursuant to Sections 607.1001 and 607.1006 of the Florida Statutes, The St. Joe Company, a Florida corporation (the “Company”), does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation, as amended:

FIRST:	The name of the Company is The St. Joe Company.

SECOND:	The Company’s Amended and Restated Articles of Incorporation, as amended, shall be amended by: (1) deleting Amended Article VI — Directors in its entirety; (2) renumbering Articles VII through IX as Articles VI through VIII; and (3) deleting the words “establishing the number of Directors” from the existing Article VIII — Restated Articles.

THIRD:	The foregoing amendment was adopted on May 11, 2010.

FOURTH:	The amendment was approved by the Company’s shareholders. The number of votes cast for the amendment was sufficient for approval.
These Articles of Amendment have been executed by the undersigned officer of the Company on this 17th day of May, 2010.

THE ST. JOE COMPANY
By:	/s/ Reece B. Alford
Reece B. Alford
Senior Vice President, Corporate Counsel and Secretary